INDEPENDENT AUDITOR'S CONSENT

We consent to the use in the Registration Statement and Prospectus of Premier Concepts, Inc. of our report dated March 30, 2002 accompanying the financial statements of Premier Concepts, Inc., contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.

HEIN + ASSOCIATES LLP

Dallas, Texas
September 18, 2002